As filed with the Securities and Exchange Commission on November 20, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RECURSION PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	46-4099738
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

41 S Rio Grande Street

Salt Lake City, UT 84101

(Address of principal executive offices, including zip code)

The Exscientia Unapproved Share Option Plan with RSU Sub-Plan

Exscientia plc 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan

Recursion Pharmaceuticals, Inc. 2024 Inducement Equity Incentive Plan

(Full title of the plans)

Christopher Gibson

Chief Executive Officer

Recursion Pharmaceuticals, Inc.

41 S Rio Grande Street

Salt Lake City, UT 84101

(385) 269-0203

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Patrick J. Schultheis

Nathan Robinson

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, WA 98104

(206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is filed by Recursion Pharmaceuticals, Inc. (the “Company”) in connection with the consummation on November 20, 2024 of the transactions contemplated by, and in accordance with the terms and conditions of, a Transaction Agreement, dated as of August 8, 2024 (the “Transaction Agreement”), by and between the Company and Exscientia plc, a public limited company incorporated under the laws of England and Wales (“Exscientia”) pursuant to which Company, among other things, acquired the entire issued and to be issued share capital of Exscientia pursuant to a scheme of arrangement under Part 26 of the United Kingdom Companies Act 2006 (the “Transaction”), including the assumption of outstanding options (the “Assumed Options”) and outstanding restricted stock units (the “Assumed RSUs”) granted under The Exscientia Unapproved Share Option Plan with RSU Sub-Plan or the Exscientia plc 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan (collectively, the “Exscientia Plans”). Pursuant to the Transaction Agreement, on November 20, 2024, (i) the Assumed Options were automatically converted into options exercisable for shares of the Company’s Class A common stock, subject to appropriate adjustments to the number of shares issuable under, and the per share exercise prices of, the Assumed Options, and (ii) the Assumed RSUs were automatically converted into restricted stock units that will be settled upon vesting in shares of the Company’s Class A common stock, subject to appropriate adjustments to the number of shares issuable under such awards.

In addition, the Company also has adopted a 2024 Inducement Equity Incentive Plan for purposes of granting options, restricted stock, restricted stock units, stock appreciation rights, performance units or performance shares (each, an “Inducement Award”) to certain employees, including employees of Exscientia and its affiliates, as an inducement material to them entering into employment with the Company or any parent or subsidiary thereof.

This registration statement registers shares of the Company’s Class A common stock which may be issuable pursuant to the Assumed Options, the Assumed RSUs, and the Inducement Awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) and hereby incorporated by reference and shall be deemed to be a part hereof:

(1)	Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024 of Recursion Pharmaceuticals, Inc. (the “Registrant”)

(2)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024 filed on May 9, 2024, for the quarter ended June 30, 2024 filed on August 8, 2024, and for the quarter ended September  30, 2024 filed on November 6, 2024;

(3)

The Registrant’s  Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2024, as supplemented by the Registrant’s Supplement to Definitive Proxy Statement filed on May 24, 2024, that are specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K;

(4)

The portions of the Registrant’s and Exscientia plc’s (“Exscientia”) joint Definitive Proxy Statement on Schedule 14A filed with the SEC on October  10, 2024, as supplemented by the supplement to such proxy statement filed on October 30, 2024;

(5)

The Registrant’s Current Reports on Form 8-K filed on  January 31, 2024,  February 7, 2024,  April 16, 2024,  May 9, 2024,  May 24, 2024,  June 7, 2024,  June 27, 2024,  August 6, 2024,  August 8, 2024,  August 28, 2024,  September  3, 2024, November  6, 2024, November  13, 2024, and November 13, 2024;

(6)	Exscientia’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed on March 21, 2024;

(7)

Exscientia’s reports on Form 6-K furnished on February  13, 2024, May  21, 2024, May  23, 2024, June  6, 2024, July  18, 2024, August  8, 2024, August  15, 2024, August 28, 2024, the report on Form 6-K/A furnished on  August  30, 2024., and the reports on Form 6-K furnished on October 10. 2024, November 6, 2024, November  8, 2024, November 12, 2024, and November  13, 2024; and

(8)

The description of the Registrant’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-40323) filed with the Commission on April 12, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into separate indemnification agreements with each of the Registrant’s directors and certain of the Registrant’s officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Incorporated by Reference		Filing Date
			File No.	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-40323	3.1	April 21, 2021

4.2	Amended and Restated Bylaws of the Registrant	8-K	001-40323	3.1	January 31, 2024

4.3	Specimen Class A common stock certificate of the Registrant	S-1/A	333-254576	4.2	April 15, 2021

4.4*	The Exscientia Unapproved Share Option Plan with RSU Sub-Plan

4.5*	Exscientia plc 2021 Equity Incentive Plan with Non-Employee Sub-Plan and CSOP Sub-Plan

4.6*	Recursion Pharmaceuticals, Inc. 2024 Inducement Equity Incentive Plan

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)

24.1*	Power of Attorney (contained on signature page hereto)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6-Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on November 20, 2024.

RECURSION PHARMACEUTICALS, INC.

By:	/s/ Christopher Gibson
Christopher Gibson
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher Gibson and Ben Taylor, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all the said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Christopher Gibson Christopher Gibson	Chief Executive Officer and Director (Principal Executive Officer)	November 20, 2024

/s/ Ben Taylor Ben Taylor	Chief Financial Officer (Principal Financial and Accounting Officer)	November 20, 2024

/s/ Zachary Bogue Zachary Bogue	Director	November 20, 2024

/s/ Blake Borgeson Blake Borgeson	Director	November 20, 2024

/s/ Zavain Dar Zavain Dar	Director	November 20, 2024

/s/ Najat Khan Najat Khan	Director	November 20, 2024

/s/ Robert Hershberg Robert Hershberg	Director	November 20, 2024

/s/ Dean Li Dean Li	Director	November 20, 2024